EXHIBIT 10.19

COCA-COLA ENTERPRISES INC.
RESTRICTED STOCK DEFERRAL PLAN
(Effective January 1, 2001)

ARTICLE I
PURPOSE

1.1. Purpose.    The purpose of the Coca-Cola Enterprises Inc. Restricted Stock Deferral Plan is to provide a select group of management and highly compensated employees the opportunity to enhance their retirement security by deferring the receipt of stock that would otherwise be transferred to them during their employment with the Company under the Company’s Restricted Stock Program.

1.2. Effective Date.    The effective date of the Plan is January 1, 2001.

ARTICLE II
DEFINITIONS

2.1.  “Account” means a Participant’s interest under the Plan. Each Account shall be composed of a Share Unit Account and a Cash Credit Account. A Participant’s Account shall be reflected as a book reserve entry in the Company’s accounting records.

2.2.  “Beneficiary” means the person or persons last designated by a Participant, in writing, as entitled to receive such Participant’s interest under the Plan in the event of his or her death. If all designated Beneficiaries predecease the Participant or the Participant fails to designate a Beneficiary, the Beneficiary shall be the estate of the Participant. Notwithstanding the foregoing, if the Participant designates his or her spouse as a Beneficiary, such designation will be void upon the divorce of the Participant and the former spouse unless, or until, the Participant again designates the former spouse as a Beneficiary.

2.3.  “Cash Credit” means the unit for measuring the value of Hypothetical Dividends and Interest Credits.

2.4.  “Cash Credit Account” means the account under which a Participant’s Cash Credits are recorded.

2.5.  “Committee” means the committee appointed, pursuant to Section 6.1, to administer the Plan.

2.6.  “Company” means Coca-Cola Enterprises Inc., a Delaware corporation.

2.7.  “Deferral Election” means a Participant’s election, pursuant to Article III, to defer the receipt of Stock that would otherwise become fully transferable to the Participant pursuant to the terms of the grant of Restricted Stock at a future date.

2.8.  “Cash Credits Conversion Date” means the first trading day of each year on the New York Stock Exchange.

2.9.  “Employee” means a common-law employee of the Company or a Subsididary. For purposes of this Plan, a Subsidiary is a company in which the Company owns, directly or indirectly, at least 20% of the voting stock or capital.

2.10.  “Eligible Grantee” means an individual who holds Restricted Stock of the Company, who at the time of making a Deferral Election, is an Employee and who is determined to be eligible for participation in the Plan by the Committee.

2.11.  “Deferral Date” means the date on which an Eligible Grantee makes an effective Deferral Election.

2.12.  “Fair Market Value” means the average of the high and low trading prices on a given trading date, as reported on the New York Stock Exchange Composite Transactions listing or as otherwise determined by the Committee.

2.13.  “Hypothetical Dividends” means an amount to be credited to a Participant’s Cash Credit Account, which amount is equal to the dividends paid on the Stock, determined as if the Share Units credited to a Participant’s Share Unit Account were shares of Stock on the record date of any such dividend.

2.14.  “Interest Credit” means an amount described in Section 4.2(c), which amount is based on the annual rate equivalent to the weighted average prime lending rate of SunTrust Bank, Atlanta for the relevant year or portion of the year.

2.15.  “Restricted Stock” means any shares of restricted stock (i) that was granted to the Eligible Grantee under the Company’s Restricted Stock Program and (ii) that may not, according to its terms, vest earlier than six months from the Deferral Date.

2.16 “Participant” means any Eligible Grantee who has made a Deferral Election under the Plan.

2.17.  “Plan” means the Coca-Cola Enterprises Inc. Restricted Stock Deferral Plan, as it may be amended from time to time.

2.18.  “Share Unit” means the measurement under the Plan representing the future right to the distribution of one whole share of Stock.

2.19.  “Stock” means shares of common stock of Coca-Cola Enterprises Inc.

2.20. “Share Unit Account” means the account under which a Participant’s Share Units are credited.

ARTICLE III
DEFERRAL ELECTIONS

3.1. Deferral Election. An Eligible Grantee may elect to defer the receipt of Restricted Stock which may otherwise become fully transferable to the Participant during his or her employment with the Company, with such election being in exchange for the Company’s promise of a future distributions of shares of the Company’s Stock.

3.2. Deferral Election Requirements. A Deferral Election will be effective only if the following requirements are satisfied:

(a)
The Participant must complete a Deferral Election Form, attached hereto as Appendix A, and return it to the Company not less than six months prior to the date on which the Restricted Stock would vest according to its terms.

(b)	The Participant must deliver to the Company as of the Deferral Date an executed copy of a Stock Power assigning to the Company the Restricted Stock that is the subject of the Deferral Election.

3.3.  Irrevocability of Election. A Participant’s Deferral Election may not be revoked once made.

ARTICLE IV
ACCOUNT ACCRUALS

4.1.  Share Unit Account. A Participant’s interest in his or her Share Unit Account shall be determined as follows:

(a)	A Participant’s Share Unit Account will be credited with the number of Share Units equal to the number of shares of Restricted Stock the Participant surrenders to the Company on the Deferral Date.

(b)
On each Cash Credits Conversion Date, a Participant’s Share Unit Account will also be increased by the number of Share Units equal to the number of whole shares of Stock that could be purchased with funds equal to the balance of the Participant’s Cash Credit Account on such date. The Fair Market Value of the Stock on the Cash Credits Conversion Date shall be used to determine the number of shares that could be purchased.

4.2  Cash Credit Account. A Participant’s interest in his or her Cash Credit Account shall be determined as follows:

(a)
On each of the Company’s dividend record dates, a Participant’s Cash Credit Account will be increased by an amount equal to the Hypothetical Dividends credited with respect to Participant’s Share Unit Account balance.

(b)
At the end of each calendar year, or as of any other date designated by the Committee, a Participant’s Cash Credit Account will be increased by Interest Credits, determined with respect to the average daily balance of the Cash Credit Account during such year or relevant portion of the year.

(c)
On each Cash Credits Conversion Date, a Participant’s Cash Credit Account will be decreased by an amount equal to the funds required to purchase the maximum number of whole shares of Stock on such date if the account were actual funds. The Fair Market Value of the Stock on the Cash Credits Conversion Date shall be so used to determine the number of shares that could be so purchased.

4.3.  Vesting of Account.

(a)
A Participant’s interest in the value of his or her Share Unit Account shall become nonforfeitable, or vest, according the terms set forth in the Deferral Election provided to the Participant by the Company, which terms are not required to be uniform for all Participants.

In the event that the conditions for vesting set forth in the Participant’s Deferral Election are not satisfied within the time limits therein provided, the Share Units attributable to the Deferral Election shall be forfeited and deleted as entries in the Participant’s Share Unit Account.

(b)	A Participant’s interest in the value of his or her Cash Credit Account shall at all times be 100% nonforfeitable.

ARTICLE V
DISTRIBUTIONS

5.1.  Form of Payment of Account. A Participant’s vested interest under his or her Share Unit Account shall be distributed in whole shares of Stock, and the value of his or her Cash Credit Account shall be distributed in cash.

5.2.  Commencement of Distribution.    At the time a Participant first makes a Deferral Election he shall elect whether distribution of his or her Account shall commence (i) in the calendar year following the year in which his or her employment terminates, (ii) as of the Participant’s attaining a specific age, or (iii) as of the later of (i) and (ii). A Participant may change, at any time, his or her election regarding the commencement of the distribution of his or her Account; provided however, any such change will not become effective for one year or more after the date of the subsequent election. In the event a Participant fails to make an election with respect to the commencement of payment of his or her Account, distribution to such Participant shall be made as soon as practicable following his or her termination of employment.

5.3  Form of Distribution. Prior to commencement of participation in the Plan, a Participant shall elect whether to receive distributions under the Plan as (i) a single-sum payment, or (ii) a series of substantially equal semiannual or annual installments over a period of 2 to 10 years. A Participant may change, at any time, his or her election regarding the manner of the distribution of his or her Account; provided, however, any such change will not become effective for one year after the date of the subsequent election. In the event a Participant fails to make an election with respect to the manner of distribution, payment will be made in the manner determined by the Committee.

5.4  Distributions on Account of Death.    In the event of the death of a Participant prior to distribution of the total balance of his or her Account, distribution of the balance of such Account shall be made to the Participant’s Beneficiary in a single-sum payment as soon as practicable following the death of such Participant.

5.5.  Distribution on Account of Financial Hardship.    In the event a Participant has a financial hardship due to an unforeseeable emergency (as determined by the Committee), the Committee, in its sole discretion, may, but is under no obligation to, distribute all or any portion of the Participant’s Account.

ARTICLE VI
ADMINISTRATION

6.1.  Plan Administration.    The Plan shall be administered by the Restricted Stock Deferral Plan Committee, which shall consist of at least three members appointed by the Company.

6.2.  Committee Action.    Action of the Committee may be taken with or without a meeting of its members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of Committee members qualified to vote with respect to such action. If a member of the Committee is a Participant in the Plan, he shall not participate in any decision which solely affects his or her own Account under the Plan.

6.3.  Rights and Duties of Committee.    The Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, construing, interpreting, and administering the Plan. The decisions of the Committee shall be final and binding on all parties.

6.4.  Taxes. If all or any portion of a Participant’s Account shall become liable for the payment of any estate, inheritance, or other tax which the Company shall be required to pay or withhold upon distribution of the Participant’s account, the Company shall have the full power and authority to withhold distribution of the Participant’s Account until the Participant makes appropriate arrangements with the Company to satisfy such liability. In the event the Participant is liable for any tax prior to a distribution under the Plan, the Company shall be entitled to satisfy such liability from any other funds owed by the Company to the Participant.

ARTICLE VII
CLAIMS PROCEDURE

7.1.  Claims for Benefits Under Plan.    If a Participant or Beneficiary does not receive the benefits that he believes are due under the Plan, he may make a claim for such benefits to the Committee. Any such claim for benefits must be in writing and addressed to the Committee or to the Company. If the Participant’s or Beneficiary’s claim is denied, the Committee shall notify the Participant or Beneficiary in writing within ninety days after receipt of the claim.

7.2.  Appeals. Each Participant or Beneficiary whose claim under the Plan has been denied may file a written request for review of his or her claim with the Committee. The request for review must be filed within ninety days after the Participant or Beneficiary receives the written notice denying his or her claim, or the Participant shall be deemed to waive any right to request review of his or her claim. The final decision of the Committee will be made within ninety days after receipt of the request for review and shall be communicated in writing, setting forth the basis for the Committee’s decision. If there are special circumstances which require an extension of time for completing the review, the Committee’s decision shall be rendered not later than one-hundred twenty days after the receipt of the request for review.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1.  Amendment.    The Company shall have the right to amend the Plan in whole or in part at any time; provided, however, that no amendment shall reduce the amount credited to any Participant’s Account as of the later of the date such amendment is adopted or effective. Any amendment shall be in writing and executed by a duly authorized officer of the Company.

8.2.  Termination.    The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason. In the event of termination of the Plan, the amounts credited to any Participant’s Account, as of the effective date of such termination, shall not be reduced and shall be distributed at a time, not later than the date specified in the Participant’s latest election, and in the manner solely determined by the Committee.

ARTICLE IX
MISCELLANEOUS

9.1.  Limitation on Participant’s Rights.    Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or any rights or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

9.2.  Participants’ Interest Unfunded.    All amounts payable under the Plan to Participants shall be payable from the general assets of the Company. Nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Participants shall have the status of general unsecured creditors of the Company with respect to amounts they defer under the Plan or any other obligation of the Company to pay Participants’ interests pursuant hereto. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

9.3.  Other Plans.    This Plan shall not affect the right of any Participant to participate in and receive benefits under any employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4.  Governing Law.    This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.5.  Gender, Number, and Headings.    In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.6.  Successors and Assigns; Nonalienation of Benefits.    This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.